Exhibit 10.4

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”), dated as of April 1, 2020, is between Evan Jones (hereinafter referred to as “Executive”) and OpGen, Inc., a Delaware corporation (the “Company”). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Executive, on the one hand, and the Company on the other hand, agree to the terms set forth in this Agreement.

1.                General. The Company and Executive hereby acknowledge that Executive is, by executing this Agreement, resigning as Chief Executive Officer and Chairman of the Board effective as of April 1, 2020 (the “Termination Date”). Consistent with his Change in Control and Severance Benefits Agreement, dated as of September 24, 2018 (the “Employment Agreement”), Executive is resigning for “Good Reason” in connection with the closing of the transactions contemplated by that certain Implementation Agreement, dated September 4, 2019 (the “Implementation Agreement”), by and among Curetis N.V., a public company with limited liability under the laws of the Netherlands (“Curetis”), the Company, and Crystal GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany and wholly owned Subsidiary of OpGen (“Crystal”). The Company hereby acknowledges that the Executive’s resignation meets the requirements of “Good Reason” under his Employment Agreement. The parties also acknowledge that the Executive shall remain a director of the Company as contemplated by the Implementation Agreement.

2.                Services. The Executive will make himself reasonably available, in an amount of time not to exceed twenty (20) hours per month without the Executive’s prior approval, to provide transition and integration assistance to the Chief Executive Officer of the Company, particularly with respect to the legacy OpGen regulatory and collaborative partner activities (the “Services”). If the Company does not request 20 hours of Services in any one month, the monthly consulting fee set forth in Section 4(c) shall be paid. If the Company asks the Executive to travel to provide such Services, and the Executive agrees, the Company will be responsible for all travel costs, including transportation, lodging and meals.

3.                Term. The term of this Agreement shall begin on April 1, 2020 and end on December 31, 2020, unless terminated by either party, at any time after October 1, 2020, by providing fifteen (15) days prior written notice of such termination.

4.                Consideration. Executive shall be entitled to receive:

a.	any accrued but unpaid compensation earned for any periods prior to the Termination Date and reimbursement of all expenses in accordance with the Company’s policies;
b.	the severance benefits described in Section 2.2 of the Employment Agreement, payable in accordance with Section 2.2 of the Employment Agreement. For the avoidance of doubt, such severance benefits are $212,500, an amount equal to six months of Executive’s base salary currently in effect, paid in installments on the regular payroll dates following the Termination Date; provided that no payments will be made prior to the 60th day following the Termination Date and on such 60th day the Company will make a lump sum payment of the accrued severance benefits. The Executive shall receive these severance benefits even if this Agreement is terminated for any reason;
c.	as a consulting fee for the Services rendered during the term of this Agreement, the Executive shall receive payments of $23,611.11 per month, in arrears, for each month of the term. The Executive shall provide the Company with reasonable documentation of his activities, and receipts for reimbursement as required by the Company’s reimbursement policies; and

d.	if the Executive continues to provide Services to the Company under this Agreement until October 1, 2020, the Company shall pay his accrued but unpaid 2018 incentive bonus in the amount of $75,000.

In addition, the Executive shall be entitled to convert any Company benefits to personal benefits as offered to any departing employee of the Company and shall be eligible to make a COBRA election under the Company’s health care plans in order to continue such coverage. The Company shall reimburse the Executive for such costs for the first six months of coverage.

All equity awards granted to the Executive prior to the Termination Date shall remain in full force and effect for the term of this Agreement, and the Executive shall have the standard period to exercise any vested stock options after the end of the term of this Agreement.

While the Executive is receiving compensation under this Agreement, he will not receive any non-employee director compensation.

5.                Proprietary Information Agreement. The Proprietary Information Agreement referenced in Section 7(a) of the Employment Agreement remain in full force and effect during the term of this Agreement and for the applicable periods after termination of this Agreement.

6.                Release of Claims. In consideration of the severance payments and consulting fees described in Section 4 and for other good and valuable consideration, and intending to be legally bound, Executive hereby irrevocably releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Executive acknowledges and agrees that the Claims released in this Section include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort or common law, (b) any and all Claims based on or arising under any civil rights laws, such as any Maryland or Delaware employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes, including the Maryland Fair Employment Practices Act, (c) Claims arising under the Genetic Information and Non-Discrimination Act, (d) Claims arising under the Maryland Fair Employment Practices Act and the Maryland Anti-Discrimination Statute, (e) Claims arising under any Maryland local City or County discrimination statute, (f) Claims arising under the Employee Retirement Income Security Act, (g) whistleblower Claims arising under any state or federal law, (h) Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act, (i) Claims arising under the Worker Adjustment Retraining and Notification Act, (j) Claims arising under the Employment Agreement, and the Company's 2015 Equity Incentive Plan, as amended and restated, and related Award Agreements, (k) Claims arising under any other federal, state or local law or ordinances, and (l) Claims for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all Claims for compensatory damages, punitive damages, and attorneys' fees and costs.

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When used in this Agreement, the word “Releasees” means the Company and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, members, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns, and the word “Claims” means each and every Claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

7.                Claims Not Released. Notwithstanding any other provision of this Agreement, the following are not barred by the Agreement: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement, the Employement Agreement or any indemnification rights granted to the Executive under the Company’s Bylaws or any agreement; (c) Claims under any state workers’ compensation or unemployment law; and (d) Claims that legally may not be waived. Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the United States Department of Labor (DOL), the National Labor Relations Board (NLRB), or any other federal, state or local agency; prevent Executive from reporting to any government agency any concerns Executive may have regarding the Company’s practices; or preclude Executive’s participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency, although the Agreement does bar Executive’s right to recover any personal relief (including monetary relief) if Executive or any person, organization, or entity asserts a charge or complaint on Executive’s behalf, including in a subsequent lawsuit or arbitration, except that Executive may receive an award from the SEC under the federal securities laws.

8.                No Other Compensation. Executive agrees that, except as specifically provided in this Agreement or the Employment Agreement, there is no compensation, benefits, or other payments due or owed to him by each or any of the Releasees, including, without limitation, the Company, and there are no other payments due or owed to him in connection with his employment with Company.

9.                No Admission. The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

10.             All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

11.             This Agreement shall be governed by and interpreted under and in accordance with the laws of the State of Maryland. Any suit, Claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Maryland or to the federal courts located therein if they otherwise have jurisdiction.

12.             This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Company, and only such agreement shall be binding against the Company. This Agreement and the Employment Agreement shall be binding on any successors or assigns of either party. Except as modified herein, all other terms of the Employment Agreement that are in effect shall remain in full force and effect.

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13.             Executive acknowledges that:

a.	he has been advised to consult with an attorney before signing this Agreement; and
b.	he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

14.             All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, using electronic signatures and delivered by pdf or other electronic mail.

15.             Executive acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to Section 16 below, this Agreement will become effective on the date of Executive’s signature hereof.

16.             For a period of seven (7) calendar days following his signature of this Agreement, Executive may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Executive may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Tim Dec at tdec@opgen.com. Such written notice must be actually received by the Company within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no additional benefits shall be conferred. If Executive does not revoke this agreement, the benefits described in this Agreement shall become effective.

[Signatures on the next page.]

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IN WITNESS WHEREOF, the parties have read, understand and do voluntarily execute this Transition Agreement and General Release.

OPGEN, INC.		EVAN JONES

By:	/s/ Misti Ushio	/s/ Evan Jones
Name:	Misti Ushio
Title:	Director

Date:	April 1, 2020	Date:	April 1, 2020

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